UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File No.   0-23521

                 GREAT PEE DEE BANCORP, INC.
(Exact name of registrant as specified in its charter)

901 Chesterfield Highway
Cheraw, South Carolina 29520
                                                Tel. (843) 537-7656
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

                               Common Stock, $0.01 par value
(Title of each class of securities covered by this Form)

                                                   None
(Titles of all other classes of securities for which a duty
to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒	Rule 12h-3(b)(1)(i)	☒
Rule 12g-4(a)(2)	☐	Rule 12h-3(b)(1)(ii)	☐
		Rule 12h-3(b)(2)(i)	☐
		Rule 12h-3(b)(2)(ii)	☐
		Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date:  0

Pursuant to the requirements of the Securities and Exchange Act of 1934, First Bancorp, Great Pee Dee Bancorp, Inc.’s successor by merger, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: April 3, 2008	By:	/s/ Eric P. Credle
Eric P. Credle
Executive Vice President and Chief Financial Officer